UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2008 (February 1, 2008)

INTERACTIVE INTELLIGENCE, INC. (Exact name of registrant as specified in its charter)

000-27385 (Commission File Number)

Indiana (State or Other Jurisdiction of Incorporation)	35-1933097 (IRS Employer Identification No.)

7601 Interactive Way Indianapolis, IN 46278 (Address of principal executive offices, including zip code)

(317) 872-3000 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (e)  Compensatory Arrangements of Named Executive Officers.

2008 Executive Compensation

On February 1, 2008, the Compensation Committee of the Board of Directors of Interactive Intelligence, Inc. (the “Company”) approved annual compensation arrangements, for the year beginning January 1, 2008, for the Company’s Named Executive Officers, as defined in Item 402(a)(3) of Regulation S-K of the Securities and Exchange Act of 1934, as amended. The Company’s executive officers for fiscal 2008, each of whom will also be identified as a Named Executive Officer in the Company’s 2008 Proxy Statement, are as follows:

Name	Title/Position
Donald E. Brown, M.D.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

Stephen R. Head	Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial Officer)

Gary R. Blough	Executive Vice President of Worldwide Sales

Pamela J. Hynes	Vice President of Customer Services

Joseph A. Staples	Senior Vice President of Worldwide Marketing

Annual Base Salaries and Performance Bonuses

The annual base salaries beginning January 1, 2008 for the Named Executive Officers are as follows: Dr. Brown, $350,000; Mr. Head, $235,000; Mr. Blough, $210,000; Ms. Hynes: $185,000; and Mr. Staples, $220,000.

Dr. Brown, Messrs. Head and Staples and Ms. Hynes are eligible for a Company Performance Bonus, which is dependent on the Company achieving targeted levels of operating income, excluding stock option expense, on a quarterly and/or annual basis. The annual operating income target for fiscal 2008 is $13.2 million.  If the Company’s operating income performance targets are met, Dr. Brown will earn an annual payment in the amount of $185,000, Mr. Head will earn $10,000 per quarter, Mr. Staples will earn $10,000 per quarter and an annual payment in the amount of $15,000 and Ms. Hynes will earn an annual payment in the amount of $5,000. Mr. Head will earn an additional annual payment in the amount of $20,000 if the 2008 annual operating income target is achieved and if the Company successfully completes its Sarbanes-Oxley Act annual compliance audit without any material weakness identified in the Company’s internal control over financial reporting.

Dr. Brown, Messrs. Head, Blough and Staples and Ms. Hynes are also eligible for a Superior Achievement Bonus based on the Company exceeding its annual operating income target, as discussed in the immediately preceding paragraph. This bonus will be awarded as a percentage of the Company’s operating income, excluding stock option expense, achieved in excess of 100% of the annual operating income target described above. If the Company exceeds the 2008 annual operating income target, Dr. Brown, Messrs. Head, Blough and Staples and Ms. Hynes are eligible to receive 2.4%, 0.9%, 0.9%, 0.7% and 0.7%, respectively, of the excess amount.

Mr. Head is eligible for an operating margin performance bonus, payable in the amount of $10,000 per quarter, based upon the Company achieving specified quarterly percentage targets for operating income (excluding stock option expense) divided by total revenues.  Mr. Blough is eligible to earn commissions based upon worldwide contracted order gross profit and services. Mr. Staples is eligible for an orders performance bonus with a maximum potential of $40,000, payable in the amount of $10,000 per quarter, based upon achieving specified dollar amounts of gross profit on customer orders for each quarter or on a year-to-date basis.  Ms. Hynes is eligible for a services revenue bonus, payable in the amount of $15,000 per quarter, based upon achieving specified quarterly services revenue and services gross margin targets.

Stock Options

On February 1, 2008, the Compensation Committee of the Board of Directors of the Company approved stock option grants to Dr. Brown, Messrs. Head, Blough and Staples and Ms. Hynes to purchase 50,000, 30,000, 35,000, 25,000 and 25,000 shares, respectively. The exercise price of each of these options granted is equal to the closing price per share of the Company’s common stock as reported by The NASDAQ® Global Market as of January 31, 2008, the business day immediately preceding the date of grant, as provided in the Company’s 2006 Equity Incentive Plan (the “2006 Plan”).

These option grants are subject to cancellation in the event that the Company does not achieve the annual operating income target for fiscal 2008, as described above for the Company Performance Bonus. With respect to all of these option grants, if the Company achieves the 2008 annual operating income target, then vesting commences in four equal annual installments beginning on January 1, 2009 with the first 25% vesting on January 1, 2010. These stock options will expire on January 1, 2015, unless terminated earlier in accordance with the terms of the 2006 Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Intelligence, Inc. (Registrant)

Date: February 7, 2008	By:	/s/ Stephen R. Head
Stephen R. Head Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer